                                                                   EXHIBIT 99.2

 COMPUTATION OF RATIO OF INCOME FROM CONTINUING OPERATIONS TO FIXED CHARGES AND
        INCOME FROM CONTINUING OPERATIONS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS
                                  (Unaudited)

(Dollars in millions)


                                                                          Year Ended December 31:
                                                      ----------------------------------------------------------
                                                         2001        2000         1999        1998        1997
                                                      --------     --------     --------   ---------     -------
Income from continuing operations before
 income taxes (1)                                      $11,488     $11,378      $11,653      $8,068      $8,397
Add:
 Fixed charges, excluding capitalized interest           1,639       1,872        1,911       2,031       1,998
                                                      --------     -------      -------     -------     -------
Income as adjusted before income taxes                 $13,127     $13,250      $13,564     $10,099     $10,395
                                                      ========     =======      =======     =======     =======

Fixed charges:
  Interest expense                                      $1,198      $1,427       $1,455      $1,558      $1,571

  Capitalized interest                                      33          20           23          28          32

  Portion of rental expense
    representative of interest                             441         445          456         473         427
                                                      --------     -------      -------     -------     -------

Total fixed charges                                     $1,672      $1,892       $1,934      $2,059      $2,030
                                                      ========     =======      =======     =======     =======
Preferred stock dividends(2)                                14          29           32          30          30
                                                      --------     -------      -------     -------     -------
Combined fixed charges and preferred stock
 dividends                                              $1,686      $1,921       $1,966      $2,089      $2,060
                                                      ========     =======      =======     =======     =======

Ratio of income from continuing operations
 to fixed charges                                          7.9         7.0          7.0         4.9         5.1
Ratio of income from continuing operations
 to combined fixed charges and
 preferred stock dividends                                 7.8         6.9          6.9         4.8         5.0

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(1)   Income before income taxes excludes (a) amortization of capitalized interest and (b) the company's share in the income and losses of less-than-fifty-percent-owned affiliates.

(2) Included in the ratio calculation are preferred stock dividends of $10 million for 2001 and $20 million for 2000, 1999, 1998 and 1997, respectively, or $14 million in 2001, $29 million in 2000, $32 million in 1999 and $30 million in 1998 and 1997 representing the pre-tax income that would be required to cover such dividend requirements based on the company's effective tax rate for 2001, 2000, 1999, 1998 and 1997, respectively.